Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292590

PROSPECTUS SUPPLEMENT DATED MARCH 3, 2026

TO THE PROSPECTUS DATED JANUARY 20, 2026

20,100,833 Shares of Common Stock

18,071,500 Shares of Common Stock Issuable Upon Conversion of the Convertible Notes

12,852,500 Shares of Common Stock Issuable Upon Exercise of the Warrants

ProCap Financial, Inc.

This prospectus supplement updates and supplements the information contained in the prospectus dated January 20, 2026 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-292590) with the information contained in our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on February 23, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to 51,024,833 shares of our common stock, par value $0.001 per share (“Common Stock”), which consists of (i) the resale of up to 20,100,833 shares of our Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), (ii) the resale of up to 18,071,500 shares of Common Stock issuable upon conversion of the Convertible Notes (as defined below) by the Selling Securityholders, and (iii) the issuance by the Company of up to 12,852,500 shares of Common Stock that are issuable upon the exercise of 12,852,500 warrants, including 12,500,000 public warrants (the “Public Warrants”) and 352,500 private warrants (the “Private Warrants” and together with the Public Warrants, the “Warrants”).

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “BRR” and our Warrants are listed on the Nasdaq Capital Market under the symbol “BRRWW.” On March 3, 2026, the closing price of our Common Stock was $2.95 and the closing price for our Warrants was $0.4631.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 3, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2026

PROCAP FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42995	39-2767031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Lexington Avenue, Floor 2
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(305) 938-0912

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BRR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BRRWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On February 23, 2026, ProCap Financial, Inc. (the “Company”) issued a press release announcing that the Company repurchased 148,241 shares of its common stock in the open market on February 20, 2026, at approximately a 35% discount to the Company’s net asset value per share. The press release also announced the Company’s commitment to an ongoing share repurchase program while its shares trade at a discount to net asset value.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of ProCap Financial, Inc., dated February 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCAP FINANCIAL, INC.

Date: February 23, 2026	By:	/s/ Renae Cormier
	Name:	Renae Cormier
	Title:	Chief Financial Officer

Exhibit 99.1

ProCap Financial Commences Aggressive Share Buyback Program and Commits to Working to Close the Discount to NAV

●	Company purchased 148,241 shares at approximately 35% discount to NAV
●	Company commits to working to close the discount to NAV through aggressive stock buybacks

NEW YORK, NY – February 23, 2026 – ProCap Financial, Inc. (Nasdaq: BRR), the first publicly traded agentic finance firm, today announced it repurchased 148,241 shares of its common stock in the open market on Friday, February 20, 2026.

In December 2025, ProCap Financial established a share buyback plan to fulfill the Company’s goal of repurchasing as much BRR common stock as possible while it is trading at a discount to Net Asset Value (“NAV”).

“We were able to buy $1.00 of our stock for approximately $0.65 last week. We plan to aggressively buy as much of our stock as we can as long as the market will sell us shares at a substantial discount to NAV,” said Anthony Pompliano, Chairman and CEO of ProCap Financial. “Every great investor knows it is a good idea to buy assets for less than they are worth. BRR shares are no different.”

Current Company Metrics

Metric	Value
Bitcoin Holdings	5,007 BTC (~$335 million)
Cash	~$70 million
Convertible Debt	~$100 million
NAV[1]	~$305 million
Basic Shares Outstanding	83,274,534
NAV Per Basic Share	~$3.65
Current NAV Discount	~35%

1Net Asset Value (“NAV”) equals the value of Bitcoin holdings plus cash less convertible debt.

About ProCap Financial

ProCap Financial is the first publicly traded agentic finance firm. The Company’s mission is to help independent investors make money. Founded in 2025, the Company raised more than $750 million from leading investors and is traded on Nasdaq under the symbol BRR. Visit www.procapfinancial.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially. Such risks include those described under “Risk Factors” in most recent SEC filings. We caution readers not to place undue reliance on forward-looking statements, which reflect our views only as of the date of this release. We undertake no obligation to update such statements, except as required by law.

MEDIA CONTACT

Erica Chase
press@procapfinancial.com

INVESTOR CONTACT

investors@procapfinancial.com